Exhibit A


                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

     Interlaken Investment Partners, L.P., a limited partnership organized and existing under the laws of the State of Delaware, and William R. Berkley hereby agree to file jointly, on behalf of each of them, the statement on Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

     It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

     It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.


INTERLAKEN INVESTMENT PARTNERS, L.P.
By:  Interlaken Management Partners, L.P., its general partner
By:  Lake Management, Inc., its general partner


By:    /s/ William R. Berkley
       -------------------------------------------------
           William R. Berkley, President

Dated:  February 10, 2004





/s/ WILLIAM R. BERKLEY
-----------------------------------
WILLIAM R. BERKLEY


Dated:  February 10, 2004